UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   August 16, 2007

WESTMORELAND COAL COMPANY
(Exact Name of Registrant as Specified in Charter)

Delaware	001-11155	23-1128670
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14th Floor, 2 North Cascade Avenue, Colorado Springs, CO       80903
(Address of Principal Executive Offices)                                       (Zip Code)

Registrant’s telephone number, including area code: (719) 442-2600

______________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mr. Keith E. Alessi, 52, was elected President and Chief Executive Officer of Westmoreland Coal Company on August 16, 2007. He had served as interim President and interim Chief Executive Officer since May 2007. Mr. Alessi was also elected a director of Westmoreland Coal Company at the annual meeting of stockholders on August 16, 2007. He is a member of the Board of Directors and Chairman of the audit committee of both Town Sports International Holdings, Inc. (April 1997 to present) and H&E Equipment Services, Inc. (November 2002 to present). He is also a member of the Board of Directors of MWI Veterinary Supply, Inc. (2003 to present). Mr. Alessi is adjunct professor of law at the Ross School of Business at the University of Michigan (March 2002 to present) and was adjunct professor of law at Washington and Lee University School of Law (January 2000 to December 2006). Mr. Alessi was also Chief Executive Officer of Lifestyle Improvement Centers, LLC (April 2003 to May 2006).

Mr. Alessi will receive a salary increase to $50,000 per month effective the pay period ending August 18, 2007, and he is eligible for a discretionary bonus for 2007 of up to 120% of salary paid in 2007. A bonus plan for Mr. Alessi for 2008 will be determined prior to the end of 2007.

The resignation of Roger D. Wiegley, former General Counsel and Secretary of Westmoreland Coal Company, became effective on August 16, 2007.

On August 16, 2007, at the annual meeting of stockholders of the Company, the Company’s stockholders approved the Company’s 2007 Equity Incentive Plan for Employees and Non-Employee Directors, or the 2007 Plan. The 2007 Plan provides for the grant to employees and non-employee directors of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock-based awards, which are collectively referred to in this report as awards. Up to 700,000 shares of common stock of the Company may be issued pursuant to awards granted under the 2007 Plan.

The 2007 Plan also provides for automatic grants to non-employee directors. On commencement of service on the board, non-employee directors will receive an award with a value of $60,000. In addition, each non-employee director serving as such both before and after an annual meeting of stockholders will receive an award with a value of $30,000, provided that such director has served on the board for at least seven months. The board may increase or decrease the dollar values of these awards from time to time.

Awards automatically granted to non-employee directors will (i) have an exercise or base price equal to 100% of the fair market value of the Common Stock on the date of grant, (ii) vest according to the schedule specified in the award, (iii) expire at the time specified in the award, which in the case of options will be the earlier of 10 years from the date of grant or three months following cessation of service on the board, and (iv) contain such other terms and conditions as the board determines. If a non-employee director’s service terminates for any reason other than a Reorganization Event or Change in Control Event (each as defined in the 2007 Plan), then all of such non-employee director’s awards will automatically vest and become fully exercisable on the date such individual ceases to be a director, provided that the individual has served as a director for three years or more. If the individual has served as a director for less than three years, all of the non-employee director’s awards will expire on the date such individual ceases to be a director. Notwithstanding the foregoing vesting provisions, (i) a non-employee director’s awards may vest automatically upon the occurrence of a Reorganization Event or Change in Control Event under certain circumstances set forth in the 2007 Plan, and (ii) the board may provide for accelerated vesting in the case of the death or disability of a director.

Item 8.01.   Other Events

On August 16, 2007 the Company issued a press release announcing the results of its Annual Meeting of Stockholders held on August 16, 2007. A copy of the press release is attached hereto as Exhibit 99.1.

On August 16, 2007, Morris W. Kegley was appointed General Counsel and Assistant Secretary of Westmoreland Coal Company on August 16, 2007. Mr. Kegley joined Westmoreland in October 2005. Prior to joining Westmoreland he held legal positions with Peabody Energy Company from February 2004 to October 2005, AngloGold North America from June 2001 to February 2004, Kennecott Energy Company from August 1998 to June 2001, and Amax Coal Company and Cyprus Amax Minerals Company from February 1981 to July 1998. He is a member of the bar of Indiana, Illinois, Wyoming, and Colorado.

Item 9.01   Financial Statements and Exhibits

          (c)   Exhibits

Exhibit 10.1	Westmoreland Coal Company 2007 Equity Incentive Plan for Employees and Non-Employee Directors, is incorporated herein by reference to Appendix C to the Company's Definitive Proxy Statement on Schedule 14A filed July 19, 2007.

Exhibit 99.1	Press release dated August 16, 2007

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTMORELAND COAL COMPANY

Date: August 17, 2007	By: /s/ David J. Blair
David J. Blair
Chief Financial Officer
(A Duly Authorized Officer)

EXHIBIT INDEX

Exhibit No.	Description

10.1	Westmoreland Coal Company 2007 Equity Incentive Plan for Employees and Non-Employee Directors, is incorporated herein by reference to Appendix C to the Company's Definitive Proxy Statement on Schedule 14A filed July 19, 2007.

99.1	Press release dated August 16, 2007